Exhibit 99.1

[THE HAIN CELESTIAL GROUP, INC. LOGO OMITTED]

Contacts:
Ira Lamel/Mary Anthes	Jeremy Fielding/Paige Gruman
The Hain Celestial Group, Inc	Kekst and Company
631-730-2200	212-521-4800

THE HAIN CELESTIAL GROUP ANNOUNCES
SECOND QUARTER RESULTS

Solid Sales Growth of  14.2% in Second Quarter

Resets Full Year Sales and Earnings Guidance to Account
for Global Economic Conditions

Announces Licensing Agreement for Green Cleaning Products with
Martha Stewart Living Omnimedia

Melville, NY, February 4, 2009—The Hain Celestial Group, Inc. (NASDAQ: HAIN), a leading natural and organic products company, today reported results for the second quarter ended December 31, 2008.  The Company reported solid second quarter net sales of $315.6 million, a 14.2% increase over the prior year’s second quarter sales of $276.2 million.  Net income in the second quarter was $8.1 million on a GAAP basis and $14.9 million adjusted1. Diluted earnings per share for the second quarter totaled $0.20 on a GAAP basis and $0.36 adjusted1.

“In these challenging economic times, we are seeing that consumers are still health conscious and seeking natural and organic products in a variety of distribution channels.  Despite a strong start in the quarter, sales moderated toward the end of the quarter with the acceleration of the economic downturn.  Although there is evidence that some customers are reducing their inventories and some consumers are destocking their pantries, we continue to see growth in key categories, supported by our innovative new products,” said Irwin D. Simon, President and Chief Executive Officer.  “Inventory reductions, grain costs at Hain Pure Protein (“HPP”) and the lag in fully realizing our August price increase impacted our earnings by almost $0.11 per share this quarter.  We continue to evaluate our business while aggressively managing costs with a sharpened focus on productivity to position the Company for the difficult worldwide economic macroeconomic conditions.  The work we have done in the past four years in this regard gives a strong foundation from which to implement these improvements”

1   See Reconciliation of GAAP Results to Non-GAAP Presentation Table

Adjusted gross margin for the same brands operated by the Company (other than the Company’s lower margin HPP joint venture) was 28.7% in the second quarter, versus 30.9% in the prior year quarter.  Inflation in input costs caused a 458 basis point decline in gross margin with productivity improvements recouping 95 basis points.  The August price increase contributed 304 basis points to gross margin.  The full benefit of the price increase is expected to improve the Company’s revenues and margin during the second half of the year.  Increased consumer couponing negatively impacted margin by 44 basis points, and disappointing margin performance in the United Kingdom impacted margin by 95 basis points.

Despite strong holiday sales, HPP faced challenges in the protein category with increased grain costs year-over-year and the effects of an unfavorable antibiotic-free to conventional sales mix.  As a result, HPP gross margin declined by 670 basis points versus the prior year quarter.  The Company and HPP should benefit from lower commodity costs in the second half of the year.

Adjusted selling, general and administrative expenses declined as a percentage of sales to 15.4% in this year’s quarter compared to 17.5% in the prior year quarter. This reduction comes from the Company’s continued successful focus on its cost structure and from the increased scale of HPP.

Interest expense, net, was $4.1 million in the second quarter compared to $3.0 million for the prior year quarter. The Company’s interest cost this year includes the cost of higher borrowings resulting from acquisitions during the prior fiscal year. Foreign exchange losses from the rapid strengthening of the U.S. dollar amounted to $1.4 million during the second quarter this year versus $0.2 million in the prior year quarter.    The Company’s effective tax rate for the current period increased to 38.5% to bring the full year estimated rate to 38.25%.

The Company’s balance sheet remains strong, with $275.5 million in working capital and a current ratio of 3.0 at December 31, 2008.  Debt as a percentage of equity was 43.9%, with equity at $729.1 million. The Company’s cash conversion cycle was 80 days compared to 72 days in the prior year. Operating free cash flow in the second quarter this year was $9.4 million compared to $4.9 million in the prior year quarter. The Company’s cash balance at December 31, 2008 was $50 million.

“The Company remains well-positioned for the difficult worldwide economic slowdown.  As we benefit from stabilizing input costs and from pricing in the second half of the year, we’ll provide market support where necessary to provide consumers with healthy, innovative products,” concluded Irwin Simon.

In a separate press release issued today, the Company announced a license agreement with Martha Stewart Living Omnimedia, Inc. to produce natural home cleaning solutions, which the Company expects to introduce in the Fall of 2009.

Fiscal Year 2009 Guidance
The Company updated its fiscal year 2009 guidance to account for the rapid deceleration in global economic conditions, and now expects $1.175 to $1.20 billion in sales and $1.38 to $1.42 earnings per share.  Guidance has been reset to reflect current economic conditions and may change based on future events.  This earnings guidance is before deducting $0.08 per share in stock compensation expense to amortize the previous year’s equity grants.

Webcast
Hain Celestial will host a conference call and webcast at 4:30 PM Eastern Standard Time today to review its second quarter fiscal year 2009 results.  The event will be webcast and available under the Investor Relations section of the Company’s website at www.hain-celestial.com.

The Hain Celestial Group
The Hain Celestial Group (NASDAQ: HAIN), headquartered in Melville, NY, is a leading natural and organic food and personal care products company in North America and Europe. Hain Celestial participates in almost all natural food categories with well-known brands that include Celestial Seasonings®, Terra®, Garden of Eatin’®, Health Valley®, WestSoy®, Earth’s Best®, Arrowhead Mills®, MaraNatha®, SunSpire®, DeBoles®, Hain Pure Foods®, FreeBird™, Plainville Farms®, Hollywood®, Spectrum Naturals®, Spectrum Essentials®, Walnut Acres Organic®, Imagine®, Rice Dream®, Soy Dream®, Rosetto®, Ethnic Gourmet®, Yves Veggie Cuisine®, Granose®, Realeat®, Linda McCartney®, Daily Bread™, Lima®, Grains Noirs®, Natumi®, JASON®, Zia® Natural Skincare, Avalon Organics®, Alba Botanica®, Queen Helene®, Tushies® and TenderCare®.  Hain Celestial has been providing “A Healthy Way of Life™” since 1993.  For more information, visit www.hain-celestial.com.

Safe Harbor Statement
This press release contains forward-looking statements within and constitutes a "Safe Harbor" statement under the Private Securities Litigation Act of 1995.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve known and unknown risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements. These risks include but are not limited to general economic and business conditions; our ability to implement our business and acquisition strategy; our ability to effectively integrate our acquisitions; competition; availability and retention of key personnel; our reliance on third party distributors, manufacturers and suppliers; changes in customer preferences; international sales and operations; escalating fuel and commodity costs; the resolution of the SEC inquiry and litigation regarding our stock option practices; changes in, or the failure to comply with, government regulations; and other risks detailed from time-to-time in the Company’s reports filed with the SEC, including the annual report on Form 10-K, for the fiscal year ended June 30, 2008.  As a result of the foregoing and other factors, no assurance can be given as to future results, levels of activity and achievements and neither the Company nor any person assumes responsibility for the accuracy and completeness of these statements.

Non-GAAP Financial Measures
Management believes that the non-GAAP financial measures presented provide useful additional information to investors about current trends in the Company’s operations and are useful for period-over-period comparisons of operations.  These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures.  In addition, these non-GAAP measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded.  They should only be read in connection with the Company’s condensed consolidated statements of earnings presented in accordance with GAAP.

THE HAIN CELESTIAL GROUP, INC.
Consolidated Balance Sheets
(In thousands)

	December 31,	June 30,
	2008	2008
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$49,912	$58,513
Trade receivables, net	113,586	118,867
Inventories	212,763	175,667
Deferred income taxes	12,456	12,512
Other current assets	21,964	27,482
Total current assets	410,681	393,041

Property, plant and equipment, net	143,448	159,089
Goodwill, net	529,154	550,238
Trademarks and other intangible assets, net	142,072	136,861
Other assets	19,946	20,155
Total assets	$1,245,301	$1,259,384

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$133,953	$145,186
Income taxes payable	917	907
Current portion of long-term debt	267	222
Total current liabilities	135,137	146,315

Deferred income taxes	25,023	26,524
Other noncurrent liabilities	2,127	5,012
Long-term debt, less current portion	319,608	308,220
Total liabilities	481,895	486,071

Minority Interest	34,316	30,502

Stockholders' equity:
Common stock	414	411
Additional paid-in capital	497,114	488,650
Retained earnings	252,170	237,008
Treasury stock	(15,517)	(15,473)
Accumulated other comprehensive income (loss)	(5,091)	32,215
Total stockholders' equity	729,090	742,811

Total liabilities and stockholders' equity	$1,245,301	$1,259,384

THE HAIN CELESTIAL GROUP, INC.
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007
	(Unaudited)

Net sales	$315,561	$276,233	$604,878	$513,478
Cost of sales	241,838	197,089	459,789	365,483
Gross profit	73,723	79,144	145,089	147,995

SG&A expenses	54,212	49,882	110,682	100,428

Operating income	19,511	29,262	34,407	47,567

Interest and other expenses, net	6,284	4,312	9,853	5,271
Income before income taxes	13,227	24,950	24,554	42,296
Income tax provision	5,087	9,368	9,392	15,894
Net income	$8,140	$15,582	$15,162	$26,402

Basic net income per share	$0.20	$0.39	$0.38	$0.66

Diluted net income per share	$0.20	$0.37	$0.37	$0.63

Weighted average common shares outstanding:
Basic	40,464	40,048	40,344	40,037
Diluted	41,025	42,096	41,262	41,961

THE HAIN CELESTIAL GROUP, INC.
Consolidated Statements of Operations With Adjustments
Reconciliation of GAAP Results to Non-GAAP Presentation
(in thousands, except per share amounts)

	Three Months Ended December 31,
	2008 GAAP	Adjustments	2008 Adjusted	2007 Adjusted
	(Unaudited)

Net sales	$315,561		$315,561	$276,233
Cost of Sales	241,838	$(2,984)	238,854	195,005
Gross profit	73,723	2,984	76,707	81,228

SG&A expenses	54,212	(5,690)	48,522	48,240

Operating income	19,511	8,674	28,185	32,988

Interest and other expenses, net	6,284	(1,385)	4,899	4,312
Income before income taxes	13,227	10,059	23,286	28,676

Income tax provision	5,087	3,305	8,392	10,753
Net income	$8,140	$6,754	$14,894	$17,923

Basic net income per share	$0.20	$0.17	$0.37	$0.45

Diluted net income per share	$0.20	$0.16	$0.36	$0.43

Weighted average common shares outstanding:
Basic	40,464		40,464	40,048
Diluted	41,025		41,025	42,096

	FY 2009		FY 2008
	Impact on Income before income taxes	Impact on Income tax provision	Impact on Income before income taxes	Impact on Income tax provision
	(Unaudited)
Start-up costs at the Fakenham manufacturing facility related to the integration of the Haldane Foods frozen meat-free operations and, in 2009, also includes unabsorbed overhead resulting from expiration of a co-pack agreement with prior owner	$2,596	$634	$2,084	$774

Severence and other reorganization costs	388	106
Cost of sales	2,984	740	2,084	774

Professional fees and other expenses incurred in connection with the review of the Company's stock option practices	1,966	699	1,747	650

Stock compensation expense	1,480	523	(105)	(39)

Legal settlement	1,350	505

Severence and other reorganization costs	894	309
SG&A expenses	5,690	2,036	1,642	611

Other (income) expenses, net	1,385	529

Interest and other expenses, net	1,385	529	-	-

Total adjustments	$10,059	$3,305	$3,726	$1,385

THE HAIN CELESTIAL GROUP, INC.
Consolidated Statements of Operations With Adjustments
Reconciliation of GAAP Results to Non-GAAP Presentation
(in thousands, except per share amounts)

	Six Months Ended December 31,
	2008 GAAP	Adjustments	2008 Adjusted	2007 Adjusted
	(Unaudited)

Net sales	$604,878		$604,878	$513,478
Cost of Sales	459,789	$(6,524)	453,265	362,326
Gross profit	145,089	6,524	151,613	151,152

SG&A expenses	110,682	(9,458)	101,224	96,100

Operating income	34,407	15,982	50,389	55,052

Interest and other expenses, net	9,853	(1,025)	8,828	7,273
Income before income taxes	24,554	17,007	41,561	47,779

Income tax provision	9,392	5,844	15,236	17,917
Net income	$15,162	$11,163	$26,325	$29,862

Basic net income per share	$0.38	$0.28	$0.65	$0.75

Diluted net income per share	$0.37	$0.27	$0.64	$0.71

Weighted average common shares outstanding:
Basic	40,344		40,344	40,037
Diluted	41,262		41,262	41,961

	FY 2009		FY 2008
	Impact on Income before income taxes	Impact on Income tax provision	Impact on Income before income taxes	Impact on Income tax provision
	(Unaudited)
Start-up costs at the Fakenham manufacturing facility related to the integration of the Haldane Foods frozen meat-free operations and, in 2009, also includes unabsorbed overhead resulting from expiration of a co-pack agreement with prior owner	$5,115	$1,433	$3,157	$1,184

Severence and other reorganization costs	688	224

Impact of co-pack pricing agreement related to acquisition of turkey processing facility	721	277
Cost of sales	6,524	1,934	3,157	1,184

Professional fees and other expenses incurred in connection with the review of the Company's stock option practices	3,719	1,391	4,013	1,505

Stock compensation expense	2,897	1,083	315	118

Legal settlement	1,350	505

Severence and other reorganization costs	1,492	540
SG&A expenses	9,458	3,519	4,328	1,623

Other (income) expenses, net	1,025	391	(2,002)	(784)

Interest and other expenses, net	1,025	391	(2,002)	(784)

Total adjustments	$17,007	$5,844	$5,483	$2,023